EXHIBIT A

                          NOTIFICATION OF THE COMPANY'S
                        TENDER OFFER TO PURCHASE SHARES.

March 28, 2007

Dear  Citigroup   Alternative   Investments  Tax  Advantaged   Short  Term  Fund
Shareholder:

         We are writing to inform you of a tender offer by Citigroup Alternative Investments Trust (the "Company") to purchase shares of Citigroup Alternative Investments Tax Advantaged Short Term Fund (the "Series").

         Important Information Regarding this Tender Offer
         -------------------------------------------------

         This quarterly tender offer provides shareholders with an opportunity to redeem shares in the Company at the Series' unaudited net asset value as of May 31, 2007. If you are not interested in tendering your Shares for purchase by the Company at this time, you may disregard this notice.

         Shares may be presented to the Company for purchase only by tendering them during one of the Company's announced tender offers. The tender offer period begins on March 28, 2007 and will end on April 25, 2007. Should you wish to tender any of your Shares for purchase by the Company during this tender offer period, please complete and return the enclosed NOTICE OF INTENT TO TENDER in the enclosed envelope addressed for return.

         ALL TENDERS MUST BE RECEIVED BY CAI INVESTING SERVICES, THE COMPANY'S AGENT DESIGNATED FOR THIS PURPOSE, EITHER BY MAIL OR BY FAX IN GOOD ORDER NO LATER THAN 12:00 MIDNIGHT, NEW YORK TIME, APRIL 25, 2007. If by fax, please deliver an original executed copy promptly thereafter.

         If you do not wish to tender your Shares, no action is required. Simply disregard this notice.


Questions
---------

         If you have any questions, please refer to the attached Tender Offer to Purchase document, which contains additional important information about the tender offer, or call Casey Hogan at CAI Investing Services at (212) 783-1330. You may also direct questions to your financial advisor.

Sincerely,

Citigroup Alternative Investments Trust

IF YOU DO NOT WANT TO SELL  YOUR  SHARES AT THIS  TIME,  PLEASE  DISREGARD  THIS
NOTICE.